Exhibit 3.1

FOUNDERS COMMON STOCK PURCHASE AGREEMENT

This Founders Common Stock Purchase Agreement (this “Agreement”) is made and entered into effective as of the October 1, 2022 (the “Effective Date”) by and between DeepPower, Inc., a Nevada corporation (the “Company”), and Andrew Van Noy, an individual and CEO of the Company (the “Purchaser”), and Bountiful Capital, LLC, a Nevada limited liability company (the “Series A Preferred Investor”) and replaces, in its entirety, the previous Founders Common Stock Purchase Agreement between the Company and the Purchaser dated June 22, 2022 (the “Original SPA”). The Company, the Purchaser and the Series A Preferred Investor shall each be referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Purchaser purchased 6,000,000 shares of the Company’s Common Stock (the “Shares”) from the Company under the Original SPA; and

WHEREAS, the Purchaser desires to increase his total purchase to 9,100,000 Shares; and

WHEREAS, the Company agrees to sell and the Series A Preferred Investor agrees to purchase $2 million of the Company’s Series A Preferred Stock on or about October 1, 2022; and

WHEREAS, the Parties agree to replace the Original SPA with this Agreement, as material inducement to the Series A Preferred Investor to consummate the aforementioned Series A Preferred Stock investment.

NOW, THEREFORE, the Parties agree as follows:

AGREEMENT

1. PURCHASE OF SECURITIES: On the Closing Date (as hereinafter defined), subject to the terms and conditions set forth in this Agreement, the Purchaser hereby agrees to purchase, and the Company hereby agrees to sell, Nine Million One Hundred Thousand (9,100,000) Shares at a per-share purchase price of $0.0001 per share, for a total purchase price of Nine Hundred and Ten Dollars ($910) (the “Purchase Price”), $600 of which has been previous paid to the Company.

2. CLOSING AND DELIVERY:

a) Upon the terms and subject to the conditions set forth herein, the consummation of the purchase and sale of the Shares (the “Closing”) shall be held simultaneous with the execution of this Agreement, or at such other time mutually agreed upon between the constituent Parties (the “Closing Date”). The Closing shall take place at the offices of counsel for the Company set forth in Section 6 hereof, or by the exchange of documents and instruments by mail, courier, facsimile and wire transfer to the extent mutually acceptable to the Parties hereto.

b) At the Closing:

(i) The Company and the Purchaser shall execute this Agreement, which shall serve as evidence of ownership of the Shares, free from restrictions on transfer except as set forth in this Agreement and federal and state securities laws. Subsequent to the Closing, at a time chosen by the Company in its sole discretion, the Company will issue a stock certificate to the Purchaser to evidence the Shares.

(ii) The Purchaser shall deliver to the Company the Purchase Price via check or wire transfer.

3. REPRESENTATIONS, WARRANTIES AND AGREEMENTS BY PURCHASER: The Purchaser hereby represents, warrants and agrees as follows:

a) Purchase for Own Account. Purchaser represents that Purchaser is acquiring the Shares solely for Purchaser’s own account and beneficial interest for investment and not for sale or with a view to distribution of the Shares or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

b) Ability to Bear Economic Risk. Purchaser acknowledges that an investment in the Shares involves a high degree of risk, and represents that he is able, without materially impairing Purchaser’s financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss of Purchaser’s investment.

c) Access to Information. The Purchaser acknowledges that he is familiar with the Company and has been furnished with such financial and other information concerning the Company, the directors and officers of the Company, and the business and proposed business of the Company as the Purchaser considers necessary in connection with the Purchaser’s investment in the Shares. As a result, the Purchaser is thoroughly familiar with the proposed business, operations, properties and financial condition of the Company and has discussed with officers of the Company any questions the Purchaser may have had with respect thereto. The Purchaser understands:

(i) The risks involved in this investment, including the speculative nature of the investment;

(ii) The financial hazards involved in this investment, including the risk of losing the Purchaser’s entire investment;

(iii) The lack of liquidity and restrictions on transfers of the Shares; and

(iv) The tax consequences of this investment.

The Purchaser has consulted with the Purchaser’s own legal, accounting, tax, investment and other advisers with respect to the tax treatment of an investment by the Purchaser in the Shares and the merits and risks of an investment in the Shares.

d) Shares Part of Private Placement. The Purchaser has been advised that the Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), or qualified under the securities law of any state, on the ground, among others, that no distribution or public offering of the Shares is to be effected and the Shares will be issued by the Company in connection with a transaction that does not involve any public offering within the meaning of section 4(a)(2) of the Act and/or Regulation D as promulgated by the Securities and Exchange Commission under the Act, and under any applicable state blue sky authority. The Purchaser understands that the Company is relying in part on the Purchaser’s representations as set forth herein for purposes of claiming such exemptions and that the basis for such exemptions may not be present if, notwithstanding the Purchaser’s representations, the Purchaser has in mind merely acquiring the Shares for resale on the occurrence or nonoccurrence of some predetermined event. The Purchaser has no such intention.

e) Lockup of Shares. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser agrees that the Shares shall be locked up until 180-days after the Company’s common stock commences trading on any national securities exchange, or the OTC Markets (the “Lockup Expiration Date”). Prior to the Lockup Expiration Date, Purchaser will not directly or indirectly, (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future), any portion of the Shares or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any portion of the Shares, whether or not any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of any of the Shares”).

f) Buyback of Shares by the Company. The Purchaser is the full-time chief executive officer (“CEO”) of the Company, as of September 1, 2022. If the Purchaser’s continued service as CEO, or equivalent position, to the Company is terminated for any reason before August 21, 2024, by either party, then the Company shall have the right to buy back a portion of the Shares from the Purchaser based on this formula:

Buyback Shares = (Shares/24) x (24 – Months of Service)

For example, if Purchaser provided 10 months of service to the Company and resigns or is terminated for any reason, the Company shall have the right to buy back 5,308,333 shares from the Purchaser, (9,100,000/24) x (24-10), at $0.0001 per share.

The buyback rights of the Company described above shall terminate upon the earlier of any of these corporate events: (i) any reorganization, consolidation or merger of the Corporation (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the capital stock of the surviving corporation); or (ii) any disposition of all or substantially all of the assets of the Corporation.

g) Further Limitations on Disposition. Purchaser further acknowledges that the Shares are restricted securities under Rule 144 of the Act, and, therefore, if the Company, in its sole discretion, chooses to issue any certificates reflecting the ownership interest in the Shares, those certificates will contain a restrictive legend substantially similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. THIS SECURITY IS SUBJECT TO A LOCKUP AGREEMENT AND CANNOT BE SOLD, TRANSFERRED OR ASSIGNED UNTIL THE EXPIRATION OF SUCH LOCKUP AGREEMENT.

Without in any way limiting the representations set forth above, Purchaser further agrees not to make any disposition of all or any portion of the Shares unless and until:

(i)	After the Lockup Expiration Date described above; or

(ii)	There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

(ii)	Purchaser shall have obtained the consent of the Company and notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, Purchaser shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration under the Act or any applicable state securities laws.

Notwithstanding the provisions of subparagraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by such Purchaser to a partner (or retired partner) of Purchaser, or transfers by gift, will or intestate succession to any spouse or lineal descendants or ancestors, if all transferees agree in writing to be subject to the terms hereof to the same extent as if they were Purchasers hereunder as long as the consent of the Company is obtained.

h) Accredited or Sophisticated Investor Status. The Purchaser is an accredited or sophisticated investor with experience and knowledge in making investments in early-stage companies like the Company.

i) Purchaser Authorization. The Purchaser, if not an individual, is empowered and duly authorized to enter into this Agreement under any governing document, partnership agreement, trust instrument, pension plan, charter, certificate of incorporation, bylaw provision or the like; this Agreement constitutes a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms; and the person signing this Agreement on behalf of the Purchaser is empowered and duly authorized to do so by the governing document or trust instrument, pension plan, charter, certificate of incorporation, bylaw provision, board of directors or stockholder resolution, or the like.

j) No Backup Withholding. The Social Security Number or taxpayer identification shown in this Agreement is correct, and the Purchaser is not subject to backup withholding because (i) the Purchaser has not been notified that he or she is subject to backup withholding as a result of a failure to report all interest and dividends or (ii) the Internal Revenue Service has notified the Purchaser that he or she is no longer subject to backup withholding.

k) Volume Limitation on Resale. Notwithstanding anything to the contrary in this Agreement, for as long as the Shares are held by the Purchase or Purchaser’s affiliates and related parties, and the Lockup Expiration Date has passed, and the Company’s Common Stock is publicly traded, and the Purchaser or Purchaser’s assignees desires to sell the Shares in the open market, the Purchaser hereby agrees to the following volume limitations within a rolling 90-day window.

i.	One percent (1%) of the shares of the Company’s Common Stock outstanding, as shown by the most recent report or statement published by the Company if the shares of the Company’s Common Stock are traded on the over-the-counter market, including the OTC, or

ii.	The average weekly reported volume of trading in the shares of the Company’s Common Stock on a national securities exchange during the previous four calendar weeks if the Shares of the Company’s Common Stock are traded on a national securities exchange. For the purpose of this Agreement, a “national securities exchange” shall mean the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the NYSE MKT or the NYSE and any successor to the foregoing. However, the limitation described in this subparagraph (ii) shall expire one year after the Company’s common stock commenced trading on a national securities exchange.

4. REPRESENTATIONS, WARRANTIES AND AGREEMENTS BY COMPANY: The Company hereby represents, warrants and agrees as follows:

a) Authority of Company. The Company has all requisite authority to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

b) Authorization. All actions on the part of the Company necessary for the authorization, execution, delivery and performance of this Agreement by the Company and the performance of the Company’s obligations hereunder has been taken or will be taken prior to the issuance of the Shares. This Agreement, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws. The issuance of the Shares will be validly issued, fully paid and nonassessable, will not violate any preemptive rights, rights of first refusal, or any other rights granted by the Company, and will be issued in compliance with all applicable federal and state securities laws, and will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the Purchaser through no action of the Company; provided, however, that the Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time the transfer is proposed.

c) Governmental Consents. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority required on the part of the Company in connection with the valid execution and delivery of this Agreement, the offer, sale or issuance of the Shares, or the consummation of any other transaction contemplated hereby shall have been obtained, except for notices required or permitted to be filed with certain state and federal securities commissions, which notices will be filed on a timely basis.

5. INDEMNIFICATION: The Purchaser hereby agrees to indemnify and defend the Company and its officers and directors and hold them harmless from and against any and all liability, damage, cost or expense incurred on account of or arising out of:

(a) Any breach of or inaccuracy in the Purchaser’s representations, warranties or agreements herein;

(b) Any disposition of any Shares contrary to any of the Purchaser’s representations, warranties or agreements herein;

(c) Any action, suit or proceeding based on (i) a claim that any of said representations, warranties or agreements were inaccurate or misleading or otherwise cause for obtaining damages or redress from the Company or any director or officer of the Company under the Act, or (ii) any disposition of any Shares.

6. MISCELLANEOUS:

a) Binding Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

b) Governing Law; Venue. This Agreement shall be governed by and construed under the laws of the State of Nevada as applied to agreements among Nevada residents, made and to be performed entirely within the State of Nevada. The Parties agree that any action brought to enforce the terms of this Agreement will be brought in the appropriate federal or state court having jurisdiction over Clark County, Nevada, United States of America.

c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

d) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

e) Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent as follows:

If to the Company:	DeepPower, Inc.
401 Ryland St
Reno, NV 89502
Attn: CEO

with a copy to:	Brunson Chandler & Jones PLLC
175 S Main St
Salt Lake City, UT 84111
Attn: Callie Tempest-Jones
Email: callie@bcjlaw.com

If to Purchaser:	Andrew Van Noy

Email: vannoy1@gmail.com

If to Series A Preferred Investor:
Bountiful Capital, LLC
5513 W 11000 N, #152
Highland, UT 84003
Email: greg@bountifulcapital.com

or at such other address as the Company or Purchaser may designate by ten (10) days advance written notice to the other Party hereto.

f) Modification; Waiver. No modification or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and approved by the Company and the Purchaser.

g) Entire Agreement; Successors. This Agreement and the Exhibits hereto constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and no Party shall be liable or bound to the other Party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein. The representations, warranties and agreements contained in this Agreement shall be binding on the Purchaser’s successors, assigns, heirs and legal representatives and shall inure to the benefit of the respective successors and assigns of the Company and its directors and officers.

h) Expenses. Each Party shall pay their own expenses in connection with this Agreement. In addition, should either Party commence any action, suit or proceeding to enforce this Agreement or any term or provision hereof, then in addition to any other damages or awards that may be granted to the prevailing Party, the prevailing Party shall be entitled to have and recover from the other Party such prevailing Party’s reasonable attorneys’ fees and costs incurred in connection therewith.

i) Currency. All currency is expressed in U.S. dollars.

[Signatures on Next Page]

In Witness Whereof, the Parties have executed this Founders Common Stock Purchase Agreement as of the date first written above.

“Company”		“Purchaser”

DeepPower, Inc.,		Andrew Van Noy
a Nevada corporation		an individual

/s/ Andrew Van Noy		/s/ Andrew Van Noy
By:	Andrew Van Noy	Andrew Van Noy
Its:	CEO

“Series A Preferred Investor”

Bountiful Capital, LLC
a Nevada limited liability company

/s/ Greg Boden
By:	Greg Boden
Its:	President

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